   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 1999.
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                            PEREGRINE SYSTEMS, INC.

             (Exact name of Registrant as specified in its charter)

                       DELAWARE                                              95-3773312
           (State or other jurisdiction of                                 (IRS Employer
            incorporation or organization)                             Identification Number)

                             12670 HIGH BLUFF DRIVE
                          SAN DIEGO, CALIFORNIA 92130
                                 (858) 481-5000

         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                           --------------------------

                               RICHARD T. NELSON
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                            PEREGRINE SYSTEMS, INC.
                             12670 HIGH BLUFF DRIVE
                          SAN DIEGO, CALIFORNIA 92130
                                 (858) 481-5000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:
                            DOUGLAS H. COLLOM, ESQ.
                            ROBERT F. KORNEGAY, ESQ.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                          Palo Alto, California 94304
                                 (650) 493-9300
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO     AMOUNT TO BE           OFFERING             AGGREGATE            AMOUNT OF
           BE REGISTERED                  REGISTERED       PRICE PER SHARE(1)    OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, $0.001 par value.....         333,572             $48.6875            $16,240,787           $4,514.94

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low bid prices as reported on the Nasdaq National Market on November 3, 1999.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    PROSPECTUS (SUBJECT TO COMPLETION) DATED NOVEMBER 5, 1999

    Peregrine Systems, Inc.
    12670 High Bluff Drive
    San Diego, California 92130
    Telephone Number: (858) 481-5000

                                 333,572 SHARES

                                     [LOGO]

                                  COMMON STOCK

    These shares may be offered and sold from time to time by certain stockholders of Peregrine Systems, Inc., PSI, identified in this prospectus. See "Selling Stockholders." The selling stockholders acquired all of the shares on October 19, 1999 in connection with PSI's conversion of the entire issued share capital of Knowlix Corporation into shares of PSI stock pursuant to a merger of Knowlix with a wholly-owned subsidiary of PSI known as KC Acquisition Corporation.

    The selling stockholders will receive all of the net proceeds from the sale of the shares. These stockholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. The Company will not receive any proceeds from the sale of the shares.

    YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED HEREBY.

    PSI's common stock is quoted on the Nasdaq National Market under the symbol "PRGN." On November 3, 1999, the last reported sale price of the common stock was $48.25 per share.

                            ------------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                                NOVEMBER 5, 1999

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Where To Find Additional Information About PSI..............      3
Information Incorporated by Reference.......................      3
Forward Looking Information.................................      4
Peregrine Systems, Inc......................................      5
Risk Factors................................................      5
Use of Proceeds.............................................     15
Selling Stockholders........................................     15
Plan of Distribution........................................     17
Legal Matters...............................................     18
Experts.....................................................     18

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of PSI common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                 WHERE TO FIND ADDITIONAL INFORMATION ABOUT PSI

    We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms, including locations of regional offices. Our SEC filings are also available to the public from our Web site at http://www.peregrine.com or at the SEC's Web site at http://www.sec.gov. Information on our Web site does not constitute part of this prospectus.

                     INFORMATION INCORPORATED BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling stockholders sell all the shares. This prospectus is part of a Registration
Statement we filed with the SEC (Registration No. 333-    ). The documents we
incorporate by reference are:

    1.  Our Annual Report on Form 10-K for the fiscal year ended March 31, 1999;

    2.  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

    3. The description of our common stock contained in its Registration Statement on Form 8-A as filed with the SEC on March 7, 1997.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: General Counsel, Peregrine
Systems, Inc., 12670 High Bluff Drive, San Diego, California 92130; telephone number (858) 481-5000.

                          FORWARD LOOKING INFORMATION

    This prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expects," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important facts that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including statements under the caption "Risk Factors." Our actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below. In particular, please review the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended March 31, 1999, and our quarterly report on Form 10-Q for the quarter ended June 30, 1999, which reports are incorporated herein by reference and such section of any subsequently filed Exchange Act reports. In connection with forward-looking statements which appear in these disclosures, prospective purchasers of the shares offered hereby should carefully consider the factors set forth in this prospectus under "Risk Factors."

                            PEREGRINE SYSTEMS, INC.

    We provide enterprise infrastructure management application software. The objective of our infrastructure management strategy is to provide organizations control over their infrastructure assets and related information throughout the asset life cycle. Our applications enable customers to maximize the availability of assets, minimize investments and expenses, consolidate enterprise data, and interface to enterprise applications. We develop, market, and support an integrated suite of applications that automates the management of complex, enterprise-wide information and infrastructure assets. Our main product suites, SERVICECENTER and ASSETCENTER, are designed to address the enterprise service desk and asset management requirements of large organizations. These product suites can be deployed across all major hardware platforms and network operating systems and protocols. Each utilizes advanced client/server and intelligent agent technologies and a modular architecture. To optimize performance and minimize costs, the SERVICECENTER and ASSETCENTER product suites are intended to provide organizations a single view of all elements of their infrastructure.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS ARE CAUTIONED THAT THE STATEMENTS IN THIS PROSPECTUS OR IN DOCUMENTS INCORPORATED BY REFERENCE HEREIN THAT ARE NOT DESCRIPTIONS OF HISTORICAL FACTS MAY BE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED BECAUSE OF A NUMBER OF FACTORS, INCLUDING THOSE IDENTIFIED HEREIN UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS OR IN DOCUMENTS INCORPORATED BY REFERENCE HEREIN.

WE HAVE A HISTORY OF LOSSES, WE CANNOT PREDICT OUR FUTURE OPERATING RESULTS AND WE CANNOT ASSURE OUR CONTINUED PROFITABILITY.

    Through September 30, 1999, we have recorded cumulative net losses of approximately $46.9 million, including approximately $40.0 million related to the write-off of acquired in-process research and development in connection with acquisitions. Our applications have changed substantially since the mid-1990s. In addition, we have acquired or developed a significant number of applications in the last three years, bringing our total number of applications to more than 20. As a result, prediction of our future operating results is difficult, if not impossible. Although we achieved profitability during the years ended March 31, 1998 and 1999 and the six months ended September 30, 1999 (excluding the impact of the $40.0 million charge related to acquired in-process research and development in connection with acquisitions), there can be no assurance that we will be able to remain profitable on a quarterly or annual basis. In addition, we do not believe that the growth in revenues we have experienced in recent years is indicative of future revenue growth or future operating results.

FUTURE FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS DUE TO A NUMBER OF FACTORS, MANY OF WHICH ARE BEYOND OUR CONTROL, COULD ADVERSELY AFFECT OUR STOCK PRICE.

    Our quarterly operating results have varied significantly in the past and may vary significantly in the future depending upon a number of factors, many of which are beyond our control. These factors include, among others, our ability to develop, introduce and market new and enhanced versions of our software on a timely basis; market demand for the Company's software; the size, timing and contractual terms of significant orders; the timing and significance of new software product announcements or releases by PSI or our competitors; changes in our pricing policies or our competitors; changes in our business strategies; budgeting cycles of our potential customers; changes in the mix of software products and services sold; reliance on indirect sales forces like systems integrators and channels; changes in the mix of revenues attributable to domestic and international sales; the impact of acquisitions of competitors; seasonal trends; the cancellations of licenses or maintenance agreements; product life cycles; software defects and other product quality problems; and personnel changes. We have often recognized a substantial portion of our revenues in the last month or weeks of a quarter. As a result, license revenues in any quarter are substantially dependent on orders booked and shipped in the last month or weeks of that quarter. Due to the foregoing factors, quarterly revenues and operating results are not predictable with any significant degree of accuracy. In particular, the timing of revenue recognition can be affected by many factors, including the timing of contract execution and delivery. The timing between initial customer contact and fulfillment of criteria for revenue recognition can be lengthy and unpredictable, and revenues in any given quarter can be adversely affected as a result of such unpredictability. In the event of any downturn in potential customers' businesses or the economy in general, planned purchases of our products may be deferred or canceled, which could have a material adverse effect on our business, operating results and financial condition.

OUR SALES CYCLE IS LONG AND UNPREDICTABLE, AND POTENTIAL DELAYS IN THE CYCLE MAKE OUR REVENUES SUSCEPTIBLE TO FLUCTUATIONS.

    The licensing of our software generally requires us to engage in a sales cycle that typically takes approximately six to nine months to complete. The length of the sales cycle may vary depending on a number of factors over which we may have little or no control, including the size of the transaction and the level of competition which we encounter in our selling activities. During the sales cycle, we typically provide a significant level of education to prospective customers regarding the use and benefits of our products. Any delay in the sales cycle of a large license or a number of smaller licenses could have a material adverse effect on our business, operating results and financial condition.

SEASONAL TRENDS IN SALES OF OUR SOFTWARE PRODUCTS MAY AFFECT OUR QUARTERLY OPERATING RESULTS.

    Our business has experienced and is expected to continue to experience seasonality. Our revenues and operating results in our December quarter typically benefit from purchase decisions made by the large concentration of customers with calendar year-end budgeting requirements, while revenues and operating results in the March quarter typically benefit from the efforts of our sales force to meet fiscal year-end sales quotas. In addition, we are currently attempting to expand our presence in international markets, including Europe, the Pacific Rim, and Latin America. International revenues comprise a significant percentage of our total revenues, and we may experience additional variability in demand associated with seasonal buying patterns in such foreign markets.

OUR PAST ACQUISITIONS OF OTHER BUSINESSES AND POTENTIAL FUTURE ACQUISITIONS PRESENT RISKS WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

    Since September 1997, we have completed six acquisitions. In the future, PSI may make acquisitions of, or large investments in, other businesses that offer products, services, and technologies that further our goal of providing integrated infrastructure management software solutions to businesses. Past acquisitions and any future acquisitions or investments that we may complete present risks commonly encountered with these types of transactions. The following are examples of such risks:

    - difficulty in combining the technology, operations, or work force of the acquired business

    - disruption of on-going businesses

    - difficulty in realizing the potential financial and strategic position of PSI through the successful integration of the acquired business

    - difficulty in maintaining uniform standards, controls, procedures, and policies

    - possible impairment of relationships with employees and clients as a result of any integration of new businesses and management personnel

    - difficulty in adding significant numbers of new employees, including training, evaluation, and coordination of effort of all employees towards our corporate mission

    - diversion of management attention

    - difficulty in obtaining preferred acquisition accounting treatment for these types of transactions; likelihood that future acquisitions will require purchase accounting resulting in increased intangible assets and goodwill, substantial amortization of such assets and goodwill, and a negative impact on reported earnings

    - potential dilutive effect on earnings

    The risks described above, either individually or in the aggregate, could materially adversely affect our business, operating results, and financial condition. Future acquisitions, if any, could provide for consideration to be paid in cash, shares of PSI common stock, or a combination of cash and PSI common stock. However, we may not be able to complete any such future acquisitions.

IF THE MARKET FOR OUR INFRASTRUCTURE MANAGEMENT SOFTWARE SOLUTIONS DOES NOT CONTINUE TO DEVELOP AS WE ANTICIPATE, OUR ABILITY TO GROW OUR BUSINESS AND SELL OUR PRODUCTS WILL BE ADVERSELY AFFECTED.

    Until recently, our product strategy has focused on integrating a broad array of IT management applications with other traditional internal help desk applications to create an Enterprise Service Desk capable of managing multiple aspects of an enterprise's IT structure. In recent years, we have broadened our product line beyond traditional IT infrastructure management to offer a more comprehensive product suite capable of managing a business enterprise's IT infrastructure, physical plant and facilities, communications infrastructure, distribution systems and fleets.

    In recent years, the market for enterprise software solutions has been characterized by rapid technological change, frequent new product announcements and introductions, and evolving industry standards. In response to advances in technology, customer requirements have become increasingly complex, resulting in industry consolidation of product lines offering similar or related functionality. In particular, we believe that a market for integrated enterprise-wide infrastructure management solutions, including applications for IT management, asset management, building and facilities management, communications resource management, distribution systems management and fleet management, is evolving from existing requirements for specific IT management solutions. However, the existence of such a market is unproven. If such a market does not fully develop, this could have a materially adverse effect on our business, results of operations, and financial condition. Regardless of the development of a market for integrated infrastructure management solutions, factors adversely affecting the pricing of, demand for, or market acceptance of one or more of our infrastructure management applications could have a material adverse effect on our business, results of operations, and financial condition.

IF WE DO NOT RESPOND ADEQUATELY TO OUR INDUSTRY'S EVOLVING TECHNOLOGY STANDARDS OR DO NOT CONTINUE TO MEET THE SOPHISTICATED NEEDS OF OUR CUSTOMERS, SALES OF OUR PRODUCTS MAY DECLINE.

    As a result of rapid technological change in our industry, our position in existing markets or other markets that we may enter can be eroded rapidly by product advances. The life cycles of our products are difficult to estimate. Our growth and future financial performance depend in part upon our ability to improve existing products and develop and introduce new products that keep pace with technological advances, meet changing customer needs, and respond to competitive products. Our product development efforts will continue to require substantial investments. We may not have sufficient resources to make the necessary investments.

OUR SENIOR MANAGEMENT AND OTHER KEY PERSONNEL ARE CRITICAL TO OUR BUSINESS, AND IF THEY CHOOSE TO LEAVE PSI, IT COULD HARM OUR BUSINESS.

    Our success will depend to a significant extent on the continued service of our senior management and certain other key employees, including selected sales, consulting, technical and marketing personnel. Few of our employees, including senior management, are bound by an employment or noncompetition agreement. In addition, we do not generally maintain key man life insurance on any employee. The loss of the services of one or more of our executive officers or key employees or the decision of one or more such officers or employees to join a competitor or otherwise compete directly or indirectly with us could have a material adverse effect on our business, operating results and financial condition.

WE WILL NEED TO RECRUIT AND RETAIN ADDITIONAL QUALIFIED PERSONNEL TO SUCCESSFULLY GROW OUR BUSINESS.

    Our future success will likely depend in large part on our ability to attract and retain additional highly skilled technical, sales, management, and marketing personnel. Competition for such personnel in the computer software industry is intense, and in the past we have experienced difficulty in recruiting qualified personnel. New employees generally require substantial training in the use of our products. We may not succeed in attracting and retaining such personnel. If we do not, our business, operating results, and financial condition could be materially adversely affected.

FUTURE CHANGES IN THE FEDERAL IMMIGRATION LAWS COULD LIMIT OUR ABILITY TO RECRUIT AND EMPLOY SKILLED TECHNICAL PROFESSIONALS FROM OTHER COUNTRIES, AND THIS COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

    To achieve our business objectives, we must be able to recruit and employ skilled technical professionals from other countries. Any future shortage of qualified technical personnel who are either United States citizens or otherwise eligible to work in the United States could increase our reliance on foreign professionals. Many technology companies have already begun to experience shortages of such personnel. Any failure to attract and retain qualified personnel as necessary could materially adversely affect our business and operating results. Foreign computer professionals such as those employed by us typically become eligible for employment in the United States by obtaining a nonimmigrant visa. The number of nonimmigrant visas is limited by federal immigration law. Currently, Congress is considering approving an increase in the number of visas available. We cannot predict whether such legislation will ultimately become law. We also cannot predict what effect any future changes in the federal immigration laws will have on our business, operating results, or financial condition.

NEW PRODUCT INTRODUCTIONS AND THE ENHANCEMENT OF EXISTING PRODUCTS BY OUR COMPETITORS COULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS.

    The market for our products is highly competitive and diverse. The technology for infrastructure management software products can change rapidly. New products are frequently introduced and existing products are continually enhanced. Competitors vary in size and in the scope and breadth of the products and services offered.

    We have faced competition from a number of sources, including:

    - providers of internal help desk software applications such as Remedy Corporation and Software Artistry (now a division of Tivoli Systems)

    - customer interaction software companies such as Clarify and The Vantive Corporation, whose products include internal help desk applications

    - information technology and systems management companies such as IBM, Computer Associates International, Network Associates, and Hewlett-Packard Company

    - providers of asset management and facilities management software

    - the internal information technology departments of those companies with infrastructure management needs

    Some of our current and many of our potential competitors have much greater financial, technical, marketing, and other resources than PSI has. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer needs. They may also be able to devote greater resources to the development, promotion, and sale of their products than we can. We may not be able to compete successfully against current and future competitors. In addition, competitive pressures faced by PSI may materially adversely affect our business, operating results, and financial condition.

NEW COMPETITORS AND ALLIANCES AMONG EXISTING COMPETITORS COULD IMPAIR OUR ABILITY TO RETAIN AND EXPAND OUR MARKET SHARE.

    Because competitors can easily penetrate the software market, we anticipate additional competition from other established and new companies as the market for enterprise infrastructure management applications develops. In addition, current and potential competitors have established or may in the future establish cooperative relationships among themselves or with third parties. Large software companies may acquire or establish alliances with our smaller competitors. We expect that the software industry will continue to consolidate. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

SYSTEM MANAGEMENT COMPANIES MAY ACQUIRE INFRASTRUCTURE MANAGEMENT AND/OR HELP DESK SOFTWARE PROVIDERS AND CLOSE THEIR SYSTEMS TO OUR PRODUCTS, WHICH COULD HURT OUR ABILITY TO SELL OUR PRODUCTS.

    Our ability to sell our products depends in part on their compatibility with and support by providers of system management products, including Tivoli, Computer Associates, and Hewlett-Packard. Both Tivoli and Hewlett-Packard have recently acquired providers of help desk software products. These providers of system management products may decide to close their systems to competing vendors like us. They may also decide to bundle their infrastructure management and/or help-desk software products with other products for enterprise licenses for promotional purposes or as part of a long-term pricing strategy. If that were to happen, our ability to sell our products could be adversely affected. Increased competition may result from acquisitions of help desk and other infrastructure management software vendors by system management companies. The results of increased competition, including price reductions of our products, reduced gross margins, and reduction of market share, could materially adversely affect our business, operating results, and financial condition.

WE HAVE EXPERIENCED SIGNIFICANT GROWTH IN OUR BUSINESS IN RECENT PERIODS, AND OUR ABILITY TO MANAGE THIS GROWTH AND ANY FUTURE GROWTH WILL AFFECT OUR ABILITY TO ACHIEVE AND MAINTAIN PROFITABILITY.

    We have grown significantly in recent periods, with total revenues increasing from $35.0 million in fiscal 1997, to $61.9 million in fiscal 1998, and to $138.1 million in fiscal 1999.

    If we achieve our growth plans, including the integration of technology acquired in acquisitions, such growth may burden our operating and financial systems. This burden will require large amounts of senior management attention and will require the use of other PSI resources. Our ability to compete effectively and to manage future growth (and our future operating results) will depend in part on our ability to implement and expand operational, customer support, and financial control systems and to expand, train, and manage our employees. In particular, in connection with acquisitions, we will be required to integrate additional personnel and to augment or replace existing financial and management systems. Such integration could disrupt our operations and could adversely affect our financial results. We may not be able to augment or improve existing systems and controls or implement new systems and controls in response to future growth, if any. Any failure to do so could materially adversely affect our business, operating results, and financial condition.

RISKS ASSOCIATED WITH CAPITAL COMMITMENT, CONSTRUCTION OVERSIGHT, AND MOVING OF PERSONNEL AND FACILITIES ARISING OUT OF OUR JUNE 1999 LEASES FOR OFFICE SPACE COULD RESULT IN PROBLEMS WHICH HARM OUR BUSINESS.

    In June 1999, we entered into a series of leases providing approximately 540,000 square feet of office space, including an option for approximately 118,000 square feet of space. Even excluding the exercise of the option, the leases require minimum lease payments of approximately $124 million over the terms of the leases, approximately twelve years. This office space (including the option) is intended for a five building campus setting in San Diego, California. We took possession of the first building in October 1999. Construction has commenced on the second building, and the final building is scheduled for delivery in 2003. The capital commitments, construction oversight, and moving of personnel and facilities involved in a transaction of this type and magnitude present numerous risks involving estimation of future events and execution of the transaction. Examples of the risks involved include: failure to properly estimate the growth of our business in the future; inability to sublease excess office space that may result; disruption of operations; and inability to match substantially-fixed lease payments with fluctuating revenues.

WE WILL NEED TO EXPAND OUR DISTRIBUTION CHANNELS IN ORDER TO DEVELOP OUR BUSINESS AND INCREASE REVENUE.

    We sell our products through our direct sales force and a limited number of distributors and we provide maintenance and support services through our technical and customer support staff. We plan to continue to invest large amounts of resources to our direct sales force, particularly in North America where we have recently opened several new sales offices. In addition, we are developing additional sales and marketing channels through system integrators, original equipment manufacturers, and other channel partners. We may not be able to attract channel partners that will be able to market our products effectively or that will be qualified to provide timely and cost-effective customer support and service. If we establish distribution through such indirect channels, our agreements with channel partners may not be exclusive. As a result, such channel partners may also carry competing product lines. If we do not establish and maintain such distribution relationships, this could materially adversely affect our business, operating results, and financial condition.

THE INTENDED EXPANSION OF OUR INTERNATIONAL OPERATIONS INVOLVES RISKS WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

    International sales represented approximately 36% of our total revenue both in fiscal 1998 and fiscal 1999. We currently have international sales offices in Utrecht, Brussels, Stockholm, Copenhagen, Frankfurt, London, Paris, Singapore, Tokyo, Milan, Rome and Sydney. Our continued growth and profitability will require continued expansion of our international operations, particularly in Europe, Latin America, and the Pacific Rim. Accordingly, we intend to expand our current international operations and enter additional international markets. Such expansion will require significant management attention and financial resources. We have only limited experience in developing local-language versions of our products and marketing and distributing our products internationally. We may not be able to successfully translate, market, sell and deliver our products internationally. If we are unable to expand our international operations successfully and in a timely manner, our business, operating results, and financial condition could be adversely affected.

THE SUCCESS OF OUR INTERNATIONAL OPERATIONS IS DEPENDENT UPON MANY FACTORS WHICH COULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS INTERNATIONALLY AND COULD AFFECT OUR PROFITABILITY.

    Our international operations are subject to a variety of risks associated with conducting business internationally, including the following:

    - fluctuations in currency exchange rates

    - longer payment cycles

    - difficulties in staffing and managing international operations

    - problems in collecting accounts receivable

    - seasonal reductions in business activity during the summer months in Europe and certain other parts of the world

    - increases in tariffs, duties, price controls, or other restrictions on foreign currencies

    - trade barriers imposed by foreign countries

    These factors could materially adversely affect our business, operating results, and financial condition. Furthermore, recent instability in the Asian-Pacific economies and financial markets could adversely affect our business, operating results, and financial condition in future quarters as well.

AS OUR EXPANDING INTERNATIONAL OPERATIONS IN EUROPE AND THE ASIA-PACIFIC REGION ARE INCREASINGLY CONDUCTED IN CURRENCIES OTHER THAN THE U.S. DOLLAR, FLUCTUATIONS IN THE VALUE OF FOREIGN CURRENCIES COULD RESULT IN CURRENCY EXCHANGE LOSSES.

    A large portion of our business is conducted in foreign currencies. Fluctuations in the value of foreign currencies relative to the U.S. dollar have caused and will continue to cause currency transaction gains and losses. We cannot predict the effect of exchange rate fluctuations upon future operating results. We may experience currency losses in the future. We currently maintain a foreign exchange hedging program, consisting principally of purchases of one month forward-rate currency contracts. However, our hedging activities may not adequately protect us against the risks associated with foreign currency fluctuations.

ISSUES RELATED TO THE INTRODUCTION OF THE EURO AS THE CURRENCY OF CERTAIN MEMBER STATES OF THE EUROPEAN ECONOMIC COMMUNITY MAY ADVERSELY IMPACT OUR PRODUCTS.

    On January 1, 1999, certain member states of the European Economic Community, the EEC, fixed their respective currencies to a new currency, the euro. On that date, the euro became a functional legal currency within these countries. During the three years beginning on January 1, 1999, business in these EEC member states will be conducted in both the existing national currencies, such as the French franc or deutsche mark, and the euro. Companies operating in or conducting business in EEC member states will need to ensure that their financial and other software systems are capable of processing transactions and properly handling the existing currencies, as well as the euro. Our AssetCenter product was originally developed for the European market and is capable of managing currency data measured in euros. We are still assessing the impact that the euro will have on our internal systems and our other products. We will take corrective actions based on the results of such assessment. We have not yet determined the costs related to this problem. Issues related to the introduction of the euro may materially adversely affect our business, operating results, and financial condition.

BECAUSE PSI'S OFFICERS AND DIRECTORS OWN A LARGE PORTION OF PSI COMMON STOCK, THEY WILL BE ABLE TO CONTROL MOST MATTERS REQUIRING STOCKHOLDER APPROVAL, AND THIS MAY PREVENT OR DISCOURAGE POTENTIAL BIDS TO ACQUIRE PSI.

    Based on shares outstanding as of October 31, 1999, PSI's officers, directors, and entities directly related to such individuals together beneficially own approximately 21.44% of the outstanding shares of PSI common stock. In particular, John J. Moores, Chairman of PSI's board of directors, owns approximately 16.15% of the outstanding shares. As a result, PSI's officers and directors will be able to control most matters requiring stockholder approval, including the election of directors and the approval of mergers, consolidations, and sales of all or substantially all of the assets of PSI. Such concentrated share ownership may prevent or discourage potential bids to acquire PSI unless the terms of acquisition are approved by such officers and directors.

WE MAY EXPERIENCE DELAYS IN DEVELOPING OUR PRODUCTS THAT COULD ADVERSELY AFFECT OUR ABILITY TO INTRODUCE NEW PRODUCTS, MAINTAIN OUR COMPETITIVE POSITION AND GROW OUR BUSINESS.

    We have experienced product development delays in the past and may experience delays in the future. Difficulties in product development could delay or prevent the successful introduction or marketing of new or improved products. Any such new or improved products may not achieve market acceptance. Our current or future products may not conform to industry requirements. If, for technological or other reasons, we are unable to develop and introduce new and improved products in a timely manner, our business, operating results, and financial condition could be adversely affected.

ERRORS IN OUR PRODUCTS COULD RESULT IN SIGNIFICANT COSTS TO US AND COULD IMPAIR OUR ABILITY TO SELL OUR PRODUCTS.

    Because our software products are complex, these products may contain errors that could be detected at any point in a product's life cycle. In the past, we have discovered software errors in certain of our products and have experienced delays in shipment of our products during the period required to correct these errors. Despite testing by PSI and by current and potential customers, errors in our products may be found in the future. Detection of such errors may result in, among other things, loss of, or delay in, market acceptance and sales of our products, diversion of development resources, injury to our reputation, or increased service and warranty costs. If any of these results were to occur, our business, operating results, and financial condition could be materially adversely affected.

IF WE FAIL TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, COMPETITORS MAY BE ABLE TO USE OUR TECHNOLOGY OR TRADEMARKS AND THIS COULD WEAKEN OUR COMPETITIVE POSITION, REDUCE OUR REVENUE AND INCREASE COSTS.

    Our success will be heavily dependent upon proprietary technology. We rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. Such laws provide only limited protection. Despite precautions that we take, it may be possible for unauthorized third parties to copy aspects of our current or future products or to obtain and use information that we regard as proprietary. In particular, we may provide our licensees with access to our data model and other proprietary information underlying our licensed applications. Such means of protecting our proprietary rights may not be adequate. Additionally, our competitors may independently develop similar or superior technology. Policing unauthorized use of software is difficult and, while we do not expect software piracy to be a persistent problem, some foreign laws do not protect our proprietary rights to the same extent as United States laws. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources, and could materially adversely affect our business, operating results, and financial condition.

THIRD PARTIES COULD ASSERT, FOR COMPETITIVE OR OTHER REASONS, THAT OUR PRODUCTS INFRINGE THEIR INTELLECTUAL PROPERTY RIGHTS, AND SUCH CLAIMS COULD INJURE OUR REPUTATION, CONSUME TIME AND MONEY, AND ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS.

    While we are not aware that any of our software product offerings infringe the proprietary rights of third parties, third parties may claim infringement with respect to our current or future products. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the software industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays, or require us to enter into royalty or licensing agreements. Royalty or licensing agreements may not be available on acceptable terms or at all. As a result, infringement claims could have a material adverse affect on our business, operating results, and financial condition.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS THAT COULD RESULT IN SIGNIFICANT COSTS TO US.

    Our license agreements with our customers typically contain provisions designed to limit exposure to potential product liability claims. Such limitation of liability provisions may, however, not be effective under the laws of certain jurisdictions. Although we have not experienced any product liability claims to date, the sale and support of our products entails the risk of such claims. We may be subject to such claims in the future. A product liability claim could materially adversely affect our business, operating results, and financial condition.

PROVISIONS IN OUR CHARTER DOCUMENTS AND IN DELAWARE LAW MAY DISCOURAGE POTENTIAL ACQUISITION BIDS FOR PSI AND PREVENT CHANGES IN OUR MANAGEMENT WHICH OUR STOCKHOLDERS FAVOR.

    Certain provisions of PSI's charter documents eliminate the right of stockholders to act by written consent without a meeting and specify certain procedures for nominating directors and submitting proposals for consideration at stockholder meetings. Such provisions are intended to increase the likelihood of continuity and stability in the composition of the PSI board of directors and in the policies set by the board. These provisions also discourage certain types of transactions which may involve an actual or threatened change of control transaction. These provisions are designed to reduce the vulnerability of PSI to an unsolicited acquisition proposal. As a result, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, they could have the effect of discouraging others from making tender offers for PSI's shares. As a result, these provisions may prevent the market price of PSI common stock from reflecting the effects of actual or rumored takeover attempts. These provisions may also prevent changes in the management of PSI.

    PSI's board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series. The board of directors can fix the price, rights, preferences, privileges, and restrictions of such preferred stock without any further vote or action by PSI's stockholders. The issuance of preferred stock allows PSI to have flexibility in connection with possible acquisitions and other corporate purposes. However, the issuance of shares of preferred stock may delay or prevent a change in control transaction without further action by the PSI stockholders. As a result, the market price of the PSI common stock and the voting and other rights of the holders of PSI common stock may be adversely affected. The issuance of preferred stock may result in the loss of voting control to others. PSI has no current plans to issue any shares of preferred stock.

    PSI is subject to the antitakeover provisions of the Delaware General Corporation Law, which regulates corporate acquisitions. The Delaware law prevents certain Delaware corporations, including PSI, from engaging, under certain circumstances, in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of Delaware law, a "business combination" includes, among other things, a merger or consolidation involving PSI and the interested stockholder and the sale of more than 10% of PSI's assets. In general, Delaware law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of a company and any entity or person affiliated with or controlling or controlled by such entity or person. Under Delaware law, a Delaware corporation may "opt out" of the antitakeover provisions. PSI has not "opted out" of the antitakeover provisions of Delaware Law.

OUR STOCK WILL LIKELY BE SUBJECT TO SUBSTANTIAL PRICE AND VOLUME FLUCTUATIONS WHICH MAY PREVENT STOCKHOLDERS FROM RESELLING THEIR SHARES AT OR ABOVE THE PRICE AT WHICH THEY PURCHASED THEIR SHARES.

    We completed the initial public offering of PSI common stock in April 1997. Prior to April 1997, no public market existed for PSI common stock. In the past, the market price of our common stock has varied greatly and the volume of our common stock traded has fluctuated greatly as well. We expect such fluctuation to continue. The fluctuation results from a number of factors including:

    - any shortfall in revenues or net income from revenues or net income expected by securities analysts

    - announcements of new products by PSI or our competitors

    - quarterly fluctuations in our financial results or the results of other software companies, including those of our direct competitors

    - changes in analysts' estimates of our financial performance, the financial performance of our competitors, or the financial performance of software companies in general

    - general conditions in the software industry

    - changes in prices for our products or the products of our competitors

    - changes in our revenue growth rates or the growth rates of our competitors

    - sales of large blocks of the PSI common stock

    - conditions in the financial markets in general

    In addition, the stock market may from time to time experience extreme price and volume fluctuations. Many technology companies, in particular, have experienced such fluctuations. Often, such fluctuations have been unrelated to the operating performance of the specific companies. The market price of our common stock may experience significant fluctuations in the future.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the shares by the selling stockholders. All net proceeds from the sale of PSI Common Stock will go to the stockholders who offer and sell their shares.

                              SELLING STOCKHOLDERS

    The following table sets forth information with respect to the number of shares of common stock owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The information in the table below is current as of the date of this prospectus. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time.

    The shares being offered by the selling stockholders were acquired in connection with our acquisition of Knowlix. In the acquisition, the shares of common stock were issued pursuant to an exemption from the registration requirements of the Securities Act. In connection with the acquisition, we agreed to register the shares of PSI common stock received by the former shareholders of Knowlix on the registration statement, of which this prospectus is a part. None of the selling stockholders owns or will own after the offering more than 1% of the outstanding common stock of PSI.

    Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of October 31, 1999 are treated as outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of the person and are listed under the "Shares Underlying Options" column below, but these options are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

    The shares offered by this prospectus may be offered from time to time by the selling stockholders named below:

                                                 NUMBER OF SHARES                     NUMBER OF SHARES
                                                BENEFICIALLY OWNED                   BENEFICIALLY OWNED
                                                PRIOR TO OFFERING                      AFTER OFFERING
                                              ----------------------               ----------------------
                                              SHARES OF     SHARES     NUMBER OF   SHARES OF     SHARES
                                               COMMON     UNDERLYING    SHARES      COMMON     UNDERLYING
SELLING STOCKHOLDERS                            STOCK      OPTIONS      OFFERED      STOCK      OPTIONS
--------------------                          ---------   ----------   ---------   ---------   ----------
David Brent Ahlstrom........................        46         882           46         --          882
Marv Ahlstrom...............................       128         107          128         --          107
Paul Ahlstrom(1)............................    49,001       8,453       46,122      2,879        8,453
Jesse Arbon.................................        33          35           33         --           33
Nate Benson.................................       195          63          195         --           63
Brian Bentley(1)............................     1,375          --        1,294         81           --
Patrick Bultema(1)..........................     5,296       1,368        4,984        312        1,368
Ellen Craven................................       153         325          153         --          325
Spencer Dixon...............................     2,362         588        2,362         --          588
Dominion Fund IV(1).........................   138,373          --      130,236      8,137           --
Travis Evans................................        13         113           13         --          113
Berkeley Geddes(1)..........................       471          --          443         28           --
William Gibbons(1)..........................     6,560       1,244        6,435        125        1,244
Mark Hanks..................................        39         411           39         --          411
Neal Harris(1)..............................       688          --          647         41           --
John Heath..................................        31         664           31         --          664
Ken Krull...................................       382       1,328          382         --        1,328
Don Langdon(1)..............................     1,481         364        1,397         84          364
Bruce K. Law................................     4,444       1,912        4,444         --        1,912

                                                 NUMBER OF SHARES                     NUMBER OF SHARES
                                                BENEFICIALLY OWNED                   BENEFICIALLY OWNED
                                                PRIOR TO OFFERING                      AFTER OFFERING
                                              ----------------------               ----------------------
                                              SHARES OF     SHARES     NUMBER OF   SHARES OF     SHARES
                                               COMMON     UNDERLYING    SHARES      COMMON     UNDERLYING
SELLING STOCKHOLDERS                            STOCK      OPTIONS      OFFERED      STOCK      OPTIONS
--------------------                          ---------   ----------   ---------   ---------   ----------
Reed Law(1).................................     1,654          --        1,556         98           --
Darren Lee(1)...............................     1,177       2,120        1,107         70        2,120
Jim Lynsky..................................       172         325          172         --          325
Mike Lynsky.................................       210         354          210         --          354
Dr. Jurgen Manchot(1).......................    16,495          --       15,525        970           --
Christy Maycock.............................        20         235           20         --          235
Steve Morton................................       581         941          581         --          941
Lane Peterson...............................       421         759          421         --          759
Chase Purles................................         7          70            7         --           70
Carmelo Santoro(1)..........................     6,756          --        6,358        398           --
William Schaefermeyer.......................       480         506          480         --          506
Steve Spencer...............................     1,061       2,353        1,061         --        2,353
Ian Stiles(1)...............................    16,375       4,461       15,683        692        4,461
Russ Tolley.................................       421         588          421         --          588
Utah Ventures II, L.P.(1)...................    91,638          --       86,249      5,389           --
Greg Warnock(1).............................     1,833          --        1,725        108           --
Bryan Whipple...............................        29         882           29         --          882
Scott Williams..............................       628         632          628         --          632
Eric Zimmerman..............................     1,955         632        1,955         --          632

------------------------

(1) The number of shares beneficially owned include shares issued in connection with our acquisition of Knowlix, but which are currently held in escrow pursuant to the terms of the acquisition agreement to indemnify PSI for losses arising out of any inaccuracy, breach or failure to comply with the representations and warranties made or delivered by Knowlix in connection with the acquisition. These escrow shares will remain subject to the escrow provisions until October 2000 and will not be sold in this offering.

                              PLAN OF DISTRIBUTION

    PSI will not receive any proceeds from the sale of the shares. Each of the selling stockholders may sell its shares directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire shares as principals. The distribution of the shares may be effected in one or more transactions that may take place through the Nasdaq National Market, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with such sales.

    The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the common stock sold less the aggregate agents' commissions if any, and other expenses of issuance and distribution not borne by PSI. The selling stockholders and any dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

    The selling stockholders may effect transactions by selling the shares directly or through broker-dealers acting either as principal or as agent, and such broker-dealers may receive compensation in the form of usual and customary or specifically negotiated underwriting discounts, concessions, or commissions from the selling stockholders.

    To the extent required, the specific shares of common stock to be sold, the names of the selling stockholders, purchase price, public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying prospectus supplement.

    PSI has agreed to bear certain expenses of registration of the common stock under the federal and state securities laws and of any offering and sale hereunder not including certain expenses, such as commissions of dealers or agents, and fees attributable to the sale of the shares. PSI has agreed to indemnify the selling stockholders against certain liabilities, including certain potential liabilities under the Securities Act.

    PSI may suspend the use of this prospectus for a discrete period of time, not exceeding 60 days in the aggregate, not longer than 30 days as to any single delay, if, in the reasonable judgment of PSI, a development has occurred or condition exists as a result of which the Registration Statement or the prospectus does not contain material non-public information which is in the reasonable judgment of PSI is required to be included in the Registration Statement or the prospectus for sales of the shares to be made hereunder and the immediate disclosure of such information would be seriously detrimental to PSI. This offering will terminate on the earlier of 60 days after the effective date of this Registration Statement or the date on which all shares offered hereby have been sold by the selling stockholders.

    Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

    There can be no assurance that the selling stockholders will sell any or all of the shares of common stock offered by it hereunder.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby has been passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

    The consolidated financial statements of the Company as of March 31, 1998 and 1999 and for the three month period ended June 30, 1999, incorporated by reference in this prospectus and the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, payable by the Company in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and Nasdaq National Market listing fee.

                                                              AMOUNT TO
                                                               BE PAID
                                                              ----------
SEC registration fee........................................  $ 4,514.94
Nasdaq National Market listing fee..........................  $ 7,761.96
Printing expenses...........................................  $10,000.00
Legal fees and expenses.....................................  $10,000.00
Accounting fees and expenses................................  $ 7,500.00
Miscellaneous expenses......................................  $ 5,222.10
                                                              ----------
    Total...................................................  $45,000.00
                                                              ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers provisions expanding the scope of indemnification beyond that specifically provided by the current law.

    Article IX of PSI's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permitted under Delaware law.

    Article VI of PSI's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation to the fullest extent permitted under the General Corporation Law of Delaware.

    PSI has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in PSI's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling PSI pursuant to the foregoing provisions, PSI has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    The Declaration of Registration Rights dated September 29, 1999, entered into by PSI in connection with its purchase of all of the outstanding shares of Knowlix, provides that PSI will indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

    At present, there is no pending litigation or proceeding involving a director, officer, employee, or other agent of PSI in which indemnification is being sought, nor is PSI aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of PSI.

ITEM 16. EXHIBITS

         EXHIBIT NO.        DESCRIPTION
    ---------------------   -----------
             4.1            Declaration of Registration Rights dated September 29, 1999, granted by PSI to the party or parties identified therein

             5.1            Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                              Corporation

            23.1            Consent of Arthur Andersen LLP, Independent Public
                              Accountants

            23.2            Consent of Wilson Sonsini Goodrich & Rosati, Professional
                              Corporation (included in Exhibit 5.1)

            24.1            Power of Attorney (reference is made to the signature page of this Registration Statement)

ITEM 17. UNDERTAKINGS

    The Registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

    (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    4. That, for the purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    5. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 5th day of November, 1999.

                                                       PEREGRINE SYSTEMS, INC.

                                                       By:             /s/ DAVID A. FARLEY
                                                            -----------------------------------------
                                                                         David A. Farley
                                                                SENIOR VICE PRESIDENT, FINANCE AND
                                                            ADMINISTRATION AND CHIEF FINANCIAL OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, Stephen P. Gardner and David A. Farley their attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 (including post-effective amendments), to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, thereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutions, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                                                       President, Chief Executive
               /s/ STEPHEN P. GARDNER                    Officer, and Director
     -------------------------------------------         (Principal Executive        November 5, 1999
                (Stephen P. Gardner)                     Officer)

                                                       Senior Vice President,
                                                         Finance and
                 /s/ DAVID A. FARLEY                     Administration, Chief
     -------------------------------------------         Financial Officer and       November 5, 1999
                  (David A. Farley)                      Director (Principal
                                                         Financial Officer)

                 /s/ JOHN J. MOORES
     -------------------------------------------       Chairman of the Board of      November 5, 1999
                  (John J. Moores)                       Directors

               /s/ CHRISTOPHER A. COLE
     -------------------------------------------       Director                      November 5, 1999
                (Christopher A. Cole)

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
              /s/ RICHARD A. HOSLEY II
     -------------------------------------------       Director                      November 5, 1999
               (Richard A. Hosley II)

              /s/ CHARLES E. NOELL III
     -------------------------------------------       Director                      November 5, 1999
               (Charles E. Noell III)

               /s/ NORRIS VAN DEN BERG
     -------------------------------------------       Director                      November 5, 1999
                (Norris van den Berg)

             /s/ THOMAS G. WATROUS, SR.
     -------------------------------------------       Director                      November 5, 1999
              (Thomas G. Watrous, Sr.)

                /s/ MATTHEW C. GLESS
     -------------------------------------------       Principal Accounting Officer  November 5, 1999
                 (Matthew C. Gless)

                                 EXHIBIT INDEX

         EXHIBIT NO.        DESCRIPTION
    ---------------------   -----------
             4.1            Declaration of Registration Rights dated September 29, 1999, granted by the Registrant to the party or parties
                              identified therein

             5.1            Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                              Corporation

            23.1            Consent of Arthur Andersen LLP, Independent Public
                              Accountants

            23.2            Consent of Counsel (included in Exhibit 5.1)

            24.1            Power of Attorney (reference is made to the signature page of this Registration Statement)